EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Clean Diesel Technologies, Inc. Announces Retirement

of Chief Executive Officer in 2012

Charles F. Call to Remain in Office until Successor is Appointed

Ventura, CA – December 6, 2011 — Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Clean Diesel”), a cleantech emissions reduction company, announced today that Charles F. Call has informed the Board of Directors of his plan to retire as President and Chief Executive Officer. Mr. Call, age 64, will continue to serve until a successor has been named and the Chief Executive Officer transition is complete. Mr. Call will remain a member of the Board of Directors, and the Board will appoint him as Vice Chairman at the time of his retirement. Mr. Call has served as President and Chief Executive Officer of Clean Diesel since October 2010, when Clean Diesel acquired Catalytic Solutions, Inc. (“CSI”). Prior to the business combination, Mr. Call had been with CSI for six years.

Clean Diesel has retained a nationally recognized executive recruiting firm, to advise the Board on potential candidates and has commenced a comprehensive internal and external search for a new Chief Executive Officer. In the mean time, Mr. Call will remain in his current role to ensure leadership stability and continuity for Clean Diesel.

“Over the past several years I have had the honor of playing a role in CSI’s, and now Clean Diesel’s, evolution into a leading manufacturer and distributor of emissions control systems and products,” said Charles F. Call. “We have achieved this due to the support of our employees, customers, and investors, and I would like to take this opportunity to thank them. We have built a strong brand and a culture of value creation and dependability, and I am confident that the company is well positioned for its next phase of growth and development. I look forward to working with the Board of Directors and my successor to ensure a seamless transition.”

“This is bittersweet for all of us at Clean Diesel. On behalf of the Board, I would like to thank Charlie for his service and leadership over the past seven years. He leaves behind a great legacy of integrity and success,” said Alexander Ellis, Chairman of the Board of Directors. “He strategically diversified CSI, driving CSI’s purchase of our Engine Control Systems subsidiary, which not only broadened our line of heavy duty diesel products and solutions globally, but also significantly leveraged our core catalyst technologies. He successfully engineered the crucial business combination of CSI with Clean Diesel last year. And most important, he has built a terrific senior leadership team, which works closely with the Board on strategy and execution. It is time to put in motion a thoughtful plan of succession and the Board is committed to carrying out a thorough search to identify the right candidate to lead our company into the future, and will complete the search as expeditiously as possible. The search process

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-94581

www.cdti.com

will include a full review of internal and external candidates. We are pleased that Charlie has agreed to serve until a successor is appointed and we intend to appoint him as Vice Chairman and a member of the Board thereafter. Charlie is a seasoned executive with the right leadership experience to ensure a smooth transition, and to continue to execute on our strategic plan.”

About Clean Diesel Technologies, Inc.

Clean Diesel is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

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Contact Information:

Kristi Cushing, Investor Relations Manager

Tel: +1 (805) 639-9458

Email: kcushing@cdti.com

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-94582

www.cdti.com